Calculation of Filing Fee Tables
S-8
Celldex Therapeutics, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	2,000,000		$ 40,030,000.00	0.0001531	$ 6,128.59
Total Offering Amounts:						$ 40,030,000.00		$ 6,128.59
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,128.59
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Company's common stock that become issuable under the Company's 2021 Omnibus Equity Incentive Plan (the "Plan") in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Company's receipt of consideration that increases the number of the outstanding shares of the Company's common stock. (2) Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Company's common stock as reported on the NASDAQ Stock Market on June 3, 2025. (3) The Registrant does not have any fee offsets.